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Exhibit 3.8

SECOND AMENDMENT TO THE
COMPANY AGREEMENT OF
ABRAXAS OPERATING, LLC

        This Second Amendment to the Company Agreement (the "Amendment") of Abraxas Operating, LLC, a Texas limited liability company (the "Company"), dated effective as of May 25, 2007 (the "Effective Date"), is made and entered into by and among Abraxas Energy Investments, LLC, a Texas limited liability company, and Abraxas General Partner, LLC, a Delaware limited liability company, constituting all of the members of the Company (each a "Member" and collectively, the "Members").

RECITALS

        WHEREAS, the initial member entered into that certain Company Agreement of the Company effective as of May 21, 2007 (the "Company Agreement");

        WHEREAS, the Company Agreement was amended by that certain First Amendment to the Company Agreement of Abraxas Operating, LLC, dated effective as of May 25, 2007; and

        WHEREAS, the Members, with the consent of all of the Members, assigned all of their percentage interests in the Company to Abraxas Energy Partners, L.P., effective as of May 25, 2007.

        NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereto, each intending to be legally bound, hereby amend the Company Agreement as follows:

        1.    Definitions.    Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to such terms in the Company Agreement.

        2.    Amendment of Company Agreement.    Schedule A of the Company Agreement is hereby amended and restated to read, in its entirety as set forth in a new Schedule A, in the form attached hereto as Schedule A.

        3.    Ratification.    Except as otherwise amended in this Amendment, the Company Agreement remains in full force and effect.

        4.    Governing Law.    This Amendment and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws of the State of Texas without regard to its conflict of law principles.

        5.    Titles and Captions.    All captions in this Amendment are for convenience only, shall not be deemed part of this Amendment and in no way define, limit, extend or describe the scope or intent of any provisions hereof.

        6.    Authority.    Each of the parties executing this Amendment represents and warrants that it has been fully authorized and has the requisite authority to bind the respective party to the terms hereof.

        7.    Counterparts.    This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile signatures shall be given the same effect as original signatures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

MEMBERS:
ABRAXAS ENERGY INVESTMENTS, LLC
By:	/s/ Barbara M. Stuckey
Name:	Barbara M. Stuckey
Title:	President and Chief Operating Officer

ABRAXAS GENERAL PARTNER, LLC
By:	/s/ Barbara M. Stuckey
Name:	Barbara M. Stuckey
Title:	President and Chief Operating Officer
ACKNOWLEDGED AND AGREED:
ABRAXAS ENERGY PARTNERS, L.P.
By:	Abraxas General Partner, LLC, its General Partner
	By:	/s/ Barbara M. Stuckey
	Name:	Barbara M. Stuckey
	Title:	President and Chief Operating Officer

SCHEDULE A
to the
ABRAXAS OPERATING, LLC COMPANY AGREEMENT

Effective May 25, 2007

	Certificate Number	Company Percentage
Members:
Abraxas Energy Partners, L.P.	4	100.0%

Total:		100%

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SECOND AMENDMENT TO THE COMPANY AGREEMENT OF ABRAXAS OPERATING, LLC
RECITALS
SCHEDULE A to the ABRAXAS OPERATING, LLC COMPANY AGREEMENT Effective May 25, 2007